Execution

Exhibit 28(h)(1)(vi)

AMENDMENT TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) dated June 18, 2018 is effective as of June 1, 2018 by and among FAIRHOLME CAPITAL MANAGEMENT, L.L.C. (the “Advisor”), FAIRHOLME FUNDS, INC. (the “Fund”) and THE BANK OF NEW YORK MELLON (as assigned from BNY Mellon Investment Servicing (US) Inc.) (“BNY Mellon”).

BACKGROUND:

A.

The Advisor, which is a party with respect only to Section 9 of the Agreement (as defined herein), the Fund and BNY Mellon are parties to an Administration and Accounting Services Agreement dated as of January 14, 2009, as amended (the “Agreement”);

B.	This Amendment is an amendment to the Agreement and shall be applicable solely to the portfolios identified on Exhibit 1 hereto (the “Portfolios”);

C.	The Fund desires that BNY Mellon provide the investment company reporting modernization services described in this Amendment;

D.	This Background section is incorporated by reference into and made a part of this Amendment.

E.

Capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined herein, and all forms and rules referenced herein are in reference to forms and rules promulgated under the Investment Company Act of 1940, as amended; and

F.	The parties desire to amend the Agreement as set forth herein;

TERMS:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	BNY Mellon shall provide the following services to the Fund for the Portfolios and the Agreement is hereby amended to include the following with the services described under Section 13 therein:

1.1

As selected by the Fund, BNY Mellon shall provide services following a full service operating model. This operating model requires BNY Mellon to file the reports as described in the services noted below.

Execution

1.2	FORM N-PORT. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor (as defined below) to: (i) collect, aggregate and normalize the data required for the submission of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the United States Securities and Exchange Commission (“SEC”).

1.2.1

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-PORT pursuant to this Amendment.

1.2.2	Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every successive reporting period for Form N-PORT.

1.3

FORM N-CEN. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

1.3.1

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-CEN pursuant to this Amendment.

1.3.2

Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same source for obtaining the information and method for performing the required calculations for every successive reporting period for Form N-CEN.

2.

BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate the reports described herein for its clients. BNY Mellon will provide the Fund with no less than ninety (90) days’ advance written notice if BNY Mellon is unable to provide such services as contemplated herein due to an inability to contract with a Print Vendor to provide the necessary functionality to support such services, and such inability shall exclude BNY Mellon from its servicing obligations set forth in this Amendment. The services set forth in this Amendment which BNY Mellon is unable to provide as a result of its inability to contract with a Print Vendor will automatically terminate with respect to the Amendment on the termination date set forth in such written notice. If BNY Mellon is unable to provide such services as contemplated herein, BNY Mellon is not entitled to, and will not be paid, any fees with respect to such services with respect to any period after BNY Mellon ceases to provide such services and BNY Mellon will return to the Fund any fees already paid for such services not yet performed.

Execution

3.

BNY Mellon shall not be responsible for: (a) inaccuracies of, errors in or omissions of, such data provided to it by the Fund or the Fund’s adviser which is required for the preparation of reports described herein and (b) validation of such data. This Section 3 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

4.

The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and/or accountants to review and comment on, each report described herein. The Fund shall provide timely sign-off of, and authorization and direction to file, each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY Mellon shall be excused from its obligations to prepare and file the affected report. BNY Mellon is providing the services related to the filing of such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

5.	The Fund shall be responsible for the retention of the filed reports described herein in accordance with any applicable rule or regulation.

6.

Notwithstanding any provision of this Amendment, the services described herein are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Amendment nor the provision of the services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Fund or any other person.

7.

As compensation for the services described herein, the Advisor, on behalf of the Fund, will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, the fees charged by the Print Vendor will not equal the fees charged by BNY Mellon, nor shall such fees be considered an out-of-pocket expense, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.

8.	Miscellaneous.

(a)

As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the services described herein.

Execution

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)

If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(Signature page follows.)

Execution

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

FAIRHOLME FUNDS, INC.

By: /s/ Wayne Kellner

Name: Wayne Kellner

Title: Treasurer

FAIRHOLME CAPITAL MANAGEMENT, L.L.C.

(with respect to Section 9 of the Agreement only)

By: /s/ Paul R. Thomson

Name: Paul R. Thomson

Title: Chief Compliance Officer

THE BANK OF NEW YORK MELLON

By: /s/ Wayne D. Weaver

Name: Wayne D. Weaver

Title: Managing Director

Date: June 28, 2018

Execution

EXHIBIT 1

Portfolio Name	ID, Cusip or Ticker Symbol

The Fairholme Fund	FAIRX
The Fairholme Focused Income Fund	FOCIX
The Fairholme Allocation Fund	FAAFX